Exhibit 99.1

Aearo Reports First Quarter Sales Increase of 8.8%

INDIANAPOLIS, February 13, 2006 – Aearo Company I (the “Company”), one of the world’s leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales for the three months ended December 31, 2005 increased 8.8% to $104.1 million from $95.8 million in the three months ended December 31, 2004. The increase in net sales was primarily driven by organic growth in all of the Company’s segments. The strengthening of the U.S. dollar unfavorably impacted net sales by $1.7 million.

Gross profit for the three months ended December 31, 2005 increased to $52.0 million from $47.1 million for the three months ended December 31, 2004. Gross profit in the three months ended December 31, 2005 and the three months ended December 31, 2004 as a percentage of net sales was 49.9% and 49.1%, respectively. The 80 basis point improvement in the gross profit percentage is primarily due to productivity, the favorable impacts of higher manufacturing volumes in the Company’s plants covering its manufacturing costs and the favorable impact of foreign currency translation.

Operating income for the three months ended December 31, 2005 increased 29.1% to $15.3 million from $11.9 million for the three months ended December 31, 2004. Operating income as a percentage of net sales for the three months ended December 31, 2005 increased to 14.7% from 12.4% for the three months ended December 30, 2004.

Interest expense, net, for the three months ended December 31, 2005 increased to $5.7 million from $5.2 million for the three months ended December 31, 2004. The increase was primarily due to the impact of increasing interest rates on the Company’s variable rate debt.

Net income for the three months ended December 31, 2005 increased 16.4% to $5.8 million from $5.0 million for the three months ended December 31, 2004. Net income as a percentage of net sales for the three months ended December 31, 2005 increased to 5.6% from 5.2% for the three months ended December 31, 2004. The increase in net income is primarily attributed to improvement in sales and gross profit, as mentioned above, combined with controlled operating expenses that declined as a percentage of net sales.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges increased 20.9% to $19.0 million for the three months ended December 31, 2005 from $15.8 million in the three months ended December 31, 2004. A reconciliation of Adjusted EBITDA to income before provision for income taxes determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is set forth below. The increase in Adjusted EBITDA was primarily driven by organic growth in all of the Company’s segments, productivity improvements and controlled operating expenses that declined as a percentage of net sales.

The Company uses Adjusted EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes Adjusted EBITDA is a useful indicator of its ability to service debt, Adjusted EBITDA should not be considered as a substitute for net income determined in accordance with GAAP as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of Adjusted EBITDA to income before provision for income taxes for the three months ended December 31, 2004 and 2005, respectively:

	Three Months Ended December 31,

	2004	2005

Adjusted EBITDA	$15,752	$19,047

Depreciation	2,577	2,450
Amortization of intangibles	1,318	1,301
Other non-cash charges (income), net	2	(6)
Interest	5,241	5,688

Income before provision for income taxes	$6,614	$9,614

Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.

As previously disclosed, on February 1, 2006, Aearo Technologies Inc., the ultimate parent of the Company, entered into an agreement and plan of merger pursuant to which Pacer Merger Company will be merged with and into Aearo Technologies, with Aearo Technologies surviving the merger as a wholly-owned subsidiary of Pacer Holding Company. In connection with the transaction, the Company intends to make a tender offer to purchase for cash any and all of its outstanding $175,000,000 aggregate principal amount of 8¼% senior subordinated notes due 2012. Any such offer will be made only upon an official announcement, and the terms and conditions of the offer will be set forth in an offer to purchase and consent solicitation statement that will be made available to bondholders upon launch of the offer. This press release does not constitute an offer to purchase any securities. Certain statements in this paragraph may contain forward-looking statements concerning the transaction described herein. These statements are based on current expectations and there can be no assurance that such expectations will prove to be correct.

Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

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